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  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

EXHIBIT 10.7
1999 PERFORMANCE INCENTIVE BONUS PLAN


                        SAPIENT 1999 PI COMPENSATION PLAN

  DIRECTORS, VICE PRESIDENTS, EXECUTIVE OFFICERS AND BUSINESS DEVELOPMENT ROLES


A.  OVERVIEW

Sapient Directors, Vice Presidents, executive officers and Business Development people are compensated for their contributions to Sapient in three components: base salary, Performance Incentive (PI) and stock options. This 1999 PI Compensation Plan (the Plan) focuses specifically on PI, which is intended to reward Sapient Directors, Vice Presidents, executive officers and Business Development people for specific Sapient outcome performance as outlined in this Plan.

This Plan will be effective as of January 1, 1999 for all eligible Directors, Vice Presidents, executive officers and Business Development people employed by Sapient in a covered role (Plan Participants) on or after that date. The objectives of this Plan are two-fold:

- To align all members of the leadership team of Sapient around the same business objectives

-        Reward teamwork and joint accountability

MEASUREMENT AREAS AND COMPENSATION STRATEGY
There are four key measurement areas found in this Plan:
1.       Client Project Satisfaction
2.       People
3.       Revenue
4.       Operating Margin

Depending on role (see matrix attached as Attachment #1-A) each Director, Vice President, executive officer or Business Development person will be eligible for different percentages of his or her Performance Incentive, based on achievement in each of the key measurement areas. Also depending on role, a Director, Vice President, executive officer or Business Development person will be measured on the results at different levels of the Company. For example, some people may be measured on Company-wide results, while others may be measured at an industry, geography or other measurement level.

CONFIDENTIALITY: This Plan contains highly confidential information on revenue targets and other Sapient business information. This Plan may not be shared with anyone inside or outside of Sapient, and each Plan Participant is required to keep this Plan and its contents confidential at all times.

B. PERFORMANCE INCENTIVE

Measurement period:        The Plan is an annual plan.

Payment period:            PI will be paid annually, within 45 days of the close
                           of the fiscal year. Plan Participants may receive a twice-monthly recoverable draw against the Plan equal to a specific percentage (as determined by the appropriate Business Unit Leader, Industry Leader or
                           Vice President) of what the Plan would pay at 100%.
                           Final plan payment will be net of the twice-monthly draw.



                              SAPIENT CONFIDENTIAL

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  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

Eligibility:      Plan Participants must be employed in an eligible role and qualified under the Plan on the last day of the fiscal year
                  (i.e. December 31, 1999) to be paid the annual PI. If the Plan
                  Participant ceases to be eligible or qualified under the Plan prior to the last day of the fiscal year, he or she will be paid based on his or her last complete quarter worked, with changes to the calculations as noted in Section F below.

C. MEASUREMENT DEFINITION AREAS

The following are the definitions for specific measures to be used to determine payment under this Plan. PLEASE REFER TO THE MATRIX ATTACHED AS ATTACHMENT #1-A FOR MORE INFORMATION ON YOUR SPECIFIC METRICS UNDER THE PLAN.

1.   CLIENT PROJECT SATISFACTION

     Based on the weighted average (using the weighting factors listed below) of all unadjusted client satisfaction scores pertaining to either your clients, your business unit or Sapient overall (depending on your role and as stated in the matrix attached as Attachment #1-A), Client Satisfaction will be calculated based on the formula below.

     Target: [**]

     Performance % = Actual/Target

     Final Score = (Performance % * 1.5) - .5

     Weighting Factors:

         Project                    Weight
         -------                    ------
         RIP                        1
         Design                     3
         IMP < [**]                 10
         IMP >= [**]                15

     If the actual Client Project Satisfaction is below a 3, the payout for this metric will be 0%.

2.   PEOPLE

     Based on the achievement of specific goals for annualized voluntary turnover in your geography, business unit, or Sapient-wide (based on your role and as stated in the matrix attached as Attachment #1-A), the People metric will be based on the following formula:

     Target: [**]

     Performance % = 1/(Actual/Target)

     Final Score = (Performance % * 1.5) - .5

     If the actual People performance is over [**], the payout for this metric will be 0%.

3.   REVENUE

     Revenue will be calculated based on the achievement of personal, geographical, business unit or Sapient-wide goals (based on your role and as stated in the matrix attached as Attachment #1-A). Revenue is based on actual work performed by Sapient on projects for clients, unless no binding commitment letter, contract or PO has



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  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.


     been signed and work has been going on for more than 60 days, in which event such revenue will not be included in the calculation. Sales made and/or services provided that determine targets and qualify for PI calculation include sales of Sapient services that are in accordance with currently established terms and prices. Revenue associated with Studio Archetype will be included in Sapient-wide goals and actuals but will not be included in personal, geographical or business unit goals and actuals. Revenue included in the calculation may not necessarily match revenue recorded on the financial statements. Should an acquisition occur in 1999 and financials consolidated, these numbers will be adjusted to reflect the revenue after the acquisition. Sapient reserves the right to change the revenue plans based on changes in circumstances.

         Targets: Will be determined at the personal, geography, business unit or Sapient-wide levels, as stated on the Attachment #1-A matrix. These targets will be provided by the person responsible for communicating this plan, and will be handwritten on your plan document and initialed by the appropriate Industry Leader, Business Unit Leader or Vice President. Certain Revenue Targets by office, industry group and other business units are included on the spreadsheet attached as Attachment #1-B.

         Revenue Leverage =
                   If your target is based on a personal target, 1.5
                   If your business unit or geography target <= [**], 1.3 If your business unit or geography target >[**] 1.4
                   If your business unit or geography target > [**], 1.5 If your target is based on a Sapient-wide target, 1.5

         Performance % = Actual/Target

         Final Score = (Performance % * Revenue Leverage) - (Revenue Leverage -
         1)

         If your target is based on Sapient-wide revenue and actual Sapient-wide revenue performance is less than [**] of the target, the payout for this metric will be 0%. If your target is based on Business Unit or Geography level and actual Business Unit or Geography revenue performance is less than [**] of the target; the payout for this metric will be 0%. If your target is an individual target and your actual Individual performance is less than [**] of the target, the payout for this metric will be 0%.

         Attached is a spreadsheet entitled "PI Revenue Leverage Table" (Attachment #1-C) which shows the results of these formulas being applied to many "over" and "under" revenue scenarios. The spreadsheet illustrates the effects of applying the revenue leverage formulas but does not cover every possible scenario.

4.   OPERATING MARGIN

     Based on the achievement of meeting our Operating Margin goals, the Operating Margin metric will be calculated on a Sapient-wide basis, based on the following formula.

     Target:      [**]%

     Performance % = Actual/Target

     Score = (Performance % * 1.5) - .5

     If the actual operating margin is less than [**], the payout for this metric will be 0%.

D.       ADDITIONAL REVENUE INFORMATION FOR BUSINESS DEVELOPMENT PEOPLE

For Business Development Plan Participants, at the beginning of each fiscal year or at the time a Business

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Development person's entry into this Plan is effective, the Business Development person is assigned a Revenue Target by the appropriate Industry Leader, Business Unit Leader or Vice President (see Attachment #2). Revenue Targets for certain Business Development people are established based on roll-up of the Revenue Targets for the individuals listed on Attachment #2 and on the Business Development person's direct sales, as determined by the appropriate Industry Leader, Business Unit Leader or Vice President. In the event one of the individuals listed for roll-up on Attachment #2 leaves the Plan, the revenue Target on Attachment #2 is not reduced. In the event a newly hired or other Business Development person is added to an area of vertical sales or region, the Revenue Target will be adjusted accordingly for the person who receives the roll-up for that new hire.

Certain sales opportunities may require two or more Business Development people to work as a team. In such cases, the Industry Leader will determine the apportionment that is appropriate among the team members. Each Business Development person will be credited a portion of accrued revenue for the services sold by the team to be used in calculating the Revenue Component payments. Total revenue credit received by all members of the team may not exceed 100% of the actual revenue metric.

E.       REPAYMENT OF EXCESS DRAW

In the event that the fiscal year has closed and a Plan Participant has received a PI Draw in excess of his or her actual PI as calculated under this Plan, then as long as the Plan Participant meets the qualifications of this Plan and remains eligible to participate in this Plan the following applies: The Plan Participant is responsible for repayment of the excess to Sapient within 120 days after the actual PI has been calculated. Any amounts due Sapient after the 120-day period will be deducted from the Plan Participant's compensation. However, Sapient will not deduct unpaid excess PI from a Plan Participant's base salary as long as he or she meets the qualifications and is an eligible participant under the Plan.

In the event that the fiscal year has closed and an individual has received a PI Draw in excess of his or her actual PI as calculated under this Plan, then if that person no longer meets the qualifications of this Plan or is eligible to participate in this Plan, then the individual is responsible for repayment of the excess to Sapient within 30 days after the actual PI has been calculated. If the individual's employment at Sapient ends for any reason prior to repayment in full, the balance may be deducted from his or her paychecks, including payment of base salary, vacation pay, PI pay and other compensation.

F.       QUALIFICATIONS

1.       Participation and Eligibility

A Director, Vice President, executive officer or Business Development person is a qualified Plan Participant if that individual has been assigned to the Sapient role described on Attachment #1-A, is in compliance with Sapient policies and the terms of this Plan, has not left the Plan and, in the case of Business Development people who have individualized revenue targets, has signed and returned to the appropriate Industry Leader, Business Unit Leader or Vice President two originals of this Plan and Attachment #2. Plan Participants must be employed in an eligible role and qualified under the Plan on the last day of the fiscal year to be eligible to receive PI under this Plan. If the Plan Participant ceases to be eligible or qualified under the Plan prior to the last day of the fiscal year, he or she will be paid PI based on his or her last complete quarter worked, with unadjusted scores for Client Satisfaction and other changes to the calculations as noted below.

2.   Leaving the Plan

     a.  End of Employment

     If a Plan Participant's employment with Sapient ends, voluntarily or involuntarily, for any reason, he or she is no longer a Plan Participant as of the effective date that employment ends. Examples of reasons for the end of employment include resignation, retirement, death, layoff, long term disability or discharge. Other events may also result in the end of employment. If, before the end of a fiscal year, a Plan Participant in good standing

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     ceases to be employed by Sapient, PI under this Plan will be paid through the last completed quarter with the changes to the calculations of the various metrics as noted below. If an individual has received a PI draw in excess of his or her actual PI as calculated through the last complete quarter, then the individual is responsible for repayment of the excess to Sapient immediately, and the amount of any excess may be deducted from his or her paychecks, including payment of base salary, vacation pay, PI pay and other compensation.

     b.  Change to Role Not Covered in this Plan

     A Plan Participant also leaves the Plan if he or she changes to a Sapient role or job that is not described in the Plan. If a person remains employed by Sapient but moves to a role that is not covered by this Plan, then that person must decide, with the approval of the appropriate Industry Leader, Business Unit Leader or Vice President, whether to remain on this Plan for the entire fiscal year, including the remainder of the fiscal year after the role change, or choose to go onto another Sapient PI plan for that entire fiscal year, including the part of the fiscal year elapsed prior to the role change. In the event of a switch to a different PI plan during a fiscal year, all draws will cease effective with the change in role except to the extent that they are permitted under the new PI plan chosen. In the event that the individual has received a PI draw in excess of his or her actual PI as calculated under the newly chosen plan for that fiscal year, then the individual is responsible for repayment of the excess to Sapient within 120 days after the actual PI has been calculated. Any amounts due Sapient after the 120-day period will be deducted from the individual's compensation. If the individual's employment at Sapient ends for any reason prior to repayment in full, the balance may be deducted from his or her paychecks, including payment of base salary, vacation pay, PI pay and other compensation.

     c.   Change to Different Role Covered in this Plan

     If a Plan Participant remains on this Plan for the entire fiscal year but during that fiscal year switches to a different role also covered by this Plan, then that Plan Participant will be paid using the metrics for the new role for the entire fiscal year, including the part of the fiscal year elapsed prior to the role change. For example, if a Director begins the fiscal year on this Plan in the "Delivery-D" category, and switches to an Office Owner role in July, this individual would be paid under this Plan in the Office Owner category for all of the fiscal year.

     d.   Calculations Through Last Complete Quarter

     When a Plan Participant leaves Sapient prior to the end of the fiscal year and the final PI payment is calculated through the last complete quarter, the targets for the Client Satisfaction, People and Operating Margin metrics will remain the same as the annual targets, but the Revenue target will be determined by dividing the annual Revenue Targets by 4 and then multiplying by the number of completed quarters. Calculation of results for each of the metrics will be as follows:

         The Client Satisfaction metric will be the average (using the weighting factors above) for client satisfaction scores available through all prior completed quarters for the fiscal year. The People Metric will be calculated using the average annualized data through the last complete quarter. The Operating Margin metric will be determined as the average of all prior completed quarters for the fiscal year. Accelerators and decelerators will not be applied for the Client Satisfaction, People or Operating Margin metrics.

         For the Revenue metric, if performance is less than 100%, the Revenue metric formula (see Section C.3 "Revenue") will be applied with Revenue Leverage. If performance is 100% or more, the Revenue Leverage of the Revenue Metric will not be applied. In that case, the Director, Vice President, executive officer or Business Development person will be paid a percent of his or her year-to-date prorated Revenue Target equal to his or her percent performance.

     In the event that a person's employment ends before the completion of the first quarter, then he or she will not be paid PI for the partial quarter and remains responsible to repay any draws. If applicable, for a Director, Vice President, executive officer or Business Development person who leaves the Plan because he or she ceases to be employed by Sapient before the end of the fiscal year, Sapient will use diligent efforts to make payments due to

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     that individual within 90 days after the date the individual leaves the
     Plan.

     3.   Leaves of Absence and Short Term Disability

     Plan Participants who are on paid leave (e.g., personal day, company-approved vacation, paid portion of maternity leave, paid military duty, jury duty or bereavement) continue to participate in the Plan and to receive applicable quarterly payments under this Plan.

     If a Plan Participant goes on short-term disability leave, that person ceases to participate in the Plan on the last day of the completed quarter prior to when short-term disability begins. The calculation in Section F.2 above under "Leaving the Plan" for people whose employment ceases will be used to calculate payment of the metrics through the last day of the completed quarter prior to the start of short-term disability. All PI draws cease as of the date the employee goes on short-term disability, because short-term disability payments are calculated based on amounts that include the prior year's PI payments whether or not the employee was on this Plan.

     If a Plan Participant goes on unpaid leave (e.g., any unpaid maternity leave, unpaid Family and Medical leave, unpaid military duty or other personal leave) more than 30 days, then he or she is considered to have left the Plan, and all draws stop, as of the quarter last completed through the 31st day of the unpaid leave. When a Director, Vice President, executive officer or Business Development person returns to work after unpaid leave, he or she re-enters the Plan under transition terms to be determined by the applicable Industry Leader, Business Unit Leader or Vice President.

G.  DISPUTES

In the event a Plan Participant wishes to dispute a payment made or omitted under this Plan, that individual must request reconsideration in writing. The request must be given to the Industry Leader or Business Unit Leader for your industry vertical group or business unit, respectively, by the end of the first full month after the date the disputed amount was or would have been paid. The Industry Leader or Business Unit Leader will resolve the disputed matter, upon review of the circumstances and of the available documentation. The decision of the Industry Leader or Business Unit Leader as to a dispute is final.

H.  MISCELLANEOUS

This Plan does not constitute an employment agreement. Sapient may, at its discretion and without notice, amend or terminate this Plan or take other actions affecting Directors, Vice Presidents, executive officers, Business Development people or other roles under this Plan. An Industry Leader, Business Unit Leader or Vice President may delegate authority under this Plan to any Vice President, Chief Financial Officer or Chief Executive Officer.

A Plan Participant may not assign this Plan or any PI payment or right to payment. If a provision is found invalid, illegal or unenforceable, no other provision is affected. This Plan supersedes all prior understandings, negotiations and agreements, whether written or oral, between the Plan Participant and Sapient as to the subject matter covered by this Plan.




SAPIENT CONFIDENTIAL                                                           6